Exhibit (m)(3)(i)

AMENDED AND RESTATED

DISTRIBUTION AND SERVICE PLAN

This Distribution and Service Plan (the “Plan”) dated February 1, 2001, amended as of September 1, 2001 and December 16, 2009, constitutes the plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, to the extent applicable, on behalf of the Service Class shares (the “Shares”) of ProFunds (the “Trust”), a Delaware business trust. The Plan relates to the Shares of each series of the Trust set forth on Schedule A, attached hereto, as such schedule may be amended from time to time (the “Funds”).

A. Each Fund is authorized to pay to broker-dealers, investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals (“Authorized Firms”) an aggregate fee in an amount not to exceed on an annual basis 1.00% of the average daily net asset value of the Shares of such Fund (the “Plan Fee”) as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services described in Section 2 pursuant to an agreement with an Authorized Firm. Some or all of the Plan Fee may be paid to an Authorized Firm: (1) that is distributor of a Fund’s shares; or (2) that provides investment advisory or management services with respect to a client’s investments in a Fund.

Payment of the Plan Fee shall be subject to applicable laws and regulations, as well as the rules of the Financial Industry Regulatory Authority (“FINRA”). In accordance with FINRA Conduct Rule 2830, as amended from time to time, no more than 75% of the Plan Fee (i.e., 0.75% of the average daily net asset value of Shares) will constitute an “asset-based sales charge” and no more than 25% of the Plan Fee (i.e., 0.25% of the average daily net asset value of Shares) will constitute a “service fee”, as those terms are defined in Conduct Rule 2830.

B. Without in any way limiting the discretion of the Board of Trustees of the Trust, the activities and services for which the Plan Fee may be paid may include, without limitation:

•	the provision of personal and continuing services to beneficial owners of Shares;

•	receiving, aggregating and processing purchase, exchange and redemption orders of shareholders;

•	providing and maintaining retirement plan records;

•	communicating periodically with shareholders concerning administrative issues relating to their accounts, and answering questions and handling correspondence from shareholders about their accounts;

•	maintaining account records and providing beneficial owners with account statements;

•	processing dividend payments for Shares held beneficially;

•	providing sub-accounting services for Shares held beneficially;

•	issuing shareholder reports and transaction confirmations;

•	forwarding shareholder communications to beneficial owners of Shares;

•	receiving, tabulating and transmitting proxies executed by beneficial owners of Shares;

•	performing daily investment (“sweep”) functions for shareholders;

•	providing investment advisory services to a client with respect to investment in a Fund;

•	general account administration activities;

•	advertising, preparation of sales literature and other promotional materials, and related printing and distribution expenses;

•

paying employees or agents of the distributor of the Shares, other securities broker-dealers, sales personnel, or “associated persons” of the Trust who engage in or support the provision of services to investors and/or distribution of the Shares, including salary, commissions, telephone, travel and related overhead expenses;

•	incurring expenses of training sales personnel regarding the Funds;

•	preparing, printing and distributing prospectuses, statements of additional information and reports to prospective investors;

•	organizing and conducting sales seminars and meetings;

•

paying fees to one or more Authorized Firms in respect of the average daily value of Shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;

•

incurring costs and expenses in implementing and operating the Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and

•	such other similar activities and services as determined by the Board of Trustees from time to time.

In the event that activities or services for which an Authorized Firm may be compensated and/or reimbursed under the Plan are not specifically attributable to any particular Fund, the Trust may allocate the Plan Fee to each Fund deemed to be reasonably likely to benefit from such activities or services based upon the ratio of the average daily net assets of each such Fund during the previous quarter to the aggregate average daily net assets of all such Funds for such quarter; provided, however that any such allocation shall be subject to review and approval by the Board of Trustees and may be subject to such adjustments as the Board of Trustees shall deem appropriate to render the allocation fair and equitable under the circumstances.

Payment of Plan Fees as compensation or reimbursement for any activity or service shall not: (1) duplicate payments for the same activity or service under any other agreement or plan applicable to a Fund; or (2) constitute an admission that such activity or service is a distribution-related activity or service.

C. The Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreement, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Plan Trustees of the Trust, cast in person at a meeting called, at least in part, for the purpose of voting on the Plan or such agreement.

D. If adopted with respect to a Fund after any public offering of the Fund’s Shares or the sale of the Fund’s Shares to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust, or affiliated persons of such persons, the Plan (solely with respect to distribution-related activities and/or services) must be approved by a vote of a majority of the outstanding Shares of the Fund. Such approval shall constitute authorization to pay distribution-related Plan Fees accrued under the Plan with respect to the Fund prior to the date of such approval.

E. The Plan shall continue in effect with respect to a Fund for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for in Section 3.

F. Any person authorized to direct the disposition of the monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purpose for which such expenditures were made.

G. The Plan may be terminated with respect to a Fund at any time by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding Shares of that Fund.

H. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

1. That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

2. That such agreement shall terminate automatically in the event of its assignment.

I. The Plan may not be materially amended unless approved in the manner provided for approval of the Plan in Section 3. The Plan shall not be amended to materially increase the amount spent for distribution with respect to a Fund without approval by a vote of a majority of the outstanding Shares of the Fund.

J. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

K. The Trust shall preserve copies of the Plan, any related agreement, and any report made pursuant to Section 6 for a period of not less than six years from the date of the Plan or of such agreement or report, the first two years in an easily accessible place.

L. As used in the Plan, (a) the term “Plan Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, (b) the term “distribution-related” shall mean primarily intended to result in the sale of Shares for purposes of Rule 12b-1, and (c) the terms “affiliated person”, “assignment”, “interested person” and “promoter” shall have the respective meanings specified in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SCHEDULE A

AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

AS OF SEPTEMBER 19, 2007

Airlines UltraSector ProFund	Short Crude Oil ProFund
Asia 30 ProFund	Short Dividend Equities ProFund
Banks UltraSector ProFund	Short Dow 30 ProFund
Basic Materials UltraSector ProFund	Short EqualOTC ProFund
Bear ProFund	Short Europe 30 ProFund
Biotechnology UltraSector ProFund	Short Financials ProFund
Broad Market ProFund	Short Gold Commodity ProFund
Bull ProFund	Short Health Care ProFund
China ProFund	Short Industrials ProFund
Consumer Goods UltraSector ProFund	Short International ProFund
Consumer Services UltraSector ProFund	Short Mid-Cap ProFund
Dividend Equities ProFund	Short Natural Gas ProFund
Dow 30 ProFund	Short Oil & Gas ProFund
EqualOTC ProFund	Short Oil Equipment, Services & Distribution ProFund
Europe 30 ProFund	Short OTC ProFund
Falling U.S. Dollar ProFund	Short Precious Metals ProFund
Financials UltraSector ProFund	Short Real Estate ProFund
Health Care UltraSector ProFund	Short Small-Cap ProFund
Industrials UltraSector ProFund	Short Technology ProFund
International ProFund	Short Telecommunications ProFund
Internet UltraSector ProFund	Short Transportation ProFund
Large-Cap Growth ProFund	Short Utilities ProFund
Large-Cap Value ProFund	Small-Cap Growth ProFund
Leisure Goods UltraSector ProFund	Small-Cap ProFund
Mid-Cap Growth ProFund	Small-Cap Value ProFund
Mid-Cap ProFund	Technology UltraSector ProFund
Mid-Cap Value ProFund	Telecommunications UltraSector ProFund
Mobile Telecommunications UltraSector ProFund	Transportation UltraSector ProFund
Money Market ProFund	U.S. Government 10 ProFund
Oil & Gas UltraSector ProFund	U.S. Government 30 ProFund
Oil Equipment, Services & Distribution UltraSector ProFund	U.S. Government Plus ProFund
OTC ProFund	UltraBear ProFund
Pharmaceuticals UltraSector ProFund	UltraBull ProFund
Precious Metals UltraSector ProFund	UltraChina ProFund
Real Estate UltraSector ProFund	UltraCrude Oil ProFund
Rising Rates Opportunity 10 ProFund	UltraDow 30 ProFund
Rising Rates Opportunity ProFund	UltraEmerging Markets ProFund
Rising U.S. Dollar ProFund	UltraGold Commodity ProFund
Semiconductor UltraSector ProFund	UltraInternational ProFund
Short Asia ProFund	UltraJapan ProFund
Short Basic Materials ProFund	UltraLatin America ProFund
Short Biotechnology ProFund	UltraMid-Cap ProFund
Short Broad Market ProFund	UltraNatural Gas ProFund
Short China ProFund	UltraOTC ProFund
Short Consumer Goods ProFund	UltraShort China ProFund
Short Consumer Services ProFund	UltraShort Dow 30 ProFund

UltraShort Emerging Markets ProFund
UltraShort International ProFund
UltraShort Japan ProFund
UltraShort Latin America ProFund
UltraShort Mid-Cap ProFund
UltraShort OTC ProFund
UltraShort Small-Cap ProFund
UltraSmall-Cap ProFund
Utilities UltraSector ProFund